Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-157057, 333-157057-01 to 333-157057-44

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

TCEH FINANCE, INC.

SUPPLEMENT NO. 9 TO

MARKET MAKING PROSPECTUS DATED

JUNE 16, 2009

THE DATE OF THIS SUPPLEMENT IS JANUARY 6, 2010

On January 6, 2010, the registrant parent guarantor’s parent, Energy Future Holdings Corp., filed the attached Current Report on Form 8-K with the Securities and Exchange Commission.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – January 6, 2010

ENERGY FUTURE HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

TEXAS	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including Area Code – (214) 812-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 OTHER EVENTS.

On January 6, 2010, Energy Future Holdings Corp. issued a press release announcing the commencement of a private offering for $300 million principal amount of senior secured notes due 2020 (the “Notes”). A copy of this press release is filed as Exhibit 99.1.

The press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the Notes, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. The Notes have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state securities laws. The Notes will be offered inside the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to persons outside the United States in reliance on Regulation S under the Securities Act.

ITEM 9.01. EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ Stanley J. Szlauderbach
Name:	Stanley J. Szlauderbach
Title:	Senior Vice President and Controller

Dated: January 6, 2010

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Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Energy Future Holdings Corp.

Announces Private Placement of Senior Secured Notes

DALLAS – January 6, 2010 – Energy Future Holdings Corp. (“EFH Corp.”) announced today that it intends to commence a private offering of $300 million principal amount of senior secured notes due 2020. EFH Corp. intends to use the net proceeds from the offering for general or other corporate purposes, which may include, without limitation, working capital needs, investment in business initiatives, capital expenditures and prepayment or repurchase of outstanding indebtedness of EFH Corp. and/or its subsidiaries.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities described herein, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. The securities to be offered have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state securities laws. The securities will be offered inside the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to persons outside the United States in reliance on Regulation S under the Securities Act. This notice is being issued pursuant to Rule 135c under the Securities Act.

* * *

About EFH Corp.

EFH Corp. is a Dallas-based energy holding company, with a portfolio of competitive and regulated energy subsidiaries, primarily in Texas, including TXU Energy, Luminant and Oncor. TXU Energy is a competitive retailer that provides electricity and related services to more than 2 million electricity customers in Texas. Luminant is a competitive power generation business, including mining, wholesale marketing and trading, construction and development operations. Luminant has over 17,500 MW of generation in Texas, including 2,300 MW fueled by nuclear power and 7,200 MW fueled by coal. An additional 800 MW of coal-fueled generation capacity is under construction and expected to begin commercial operation in 2010. Luminant is also the largest purchaser of wind-generated electricity in Texas and fifth largest in the United States. Oncor is a regulated electric distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor operates the largest distribution and transmission system in Texas, providing power to three million electric delivery points over more than 102,000 miles of distribution and 14,000 miles of transmission lines. While Oncor is a subsidiary of EFH Corp., Oncor reports to a separate and independent board.

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Forward Looking Statements

This press release contains forward-looking statements, which are subject to various risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations. All statements, other than statements of historical facts, that are included in this press release that address activities, events or developments that EFH Corp. expects or anticipates to occur in the future, including the private placement of senior secured notes (often, but not always, through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. Although EFH Corp. believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors in EFH Corp.’s reports filed with the SEC (including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” contained therein).

-END-

Investor Relations:		Corporate Communications:
Bill Huber 214.812.2480	Tim Hogan 214.812.4641	Lisa Singleton 214.812.5049

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